EXHIBIT 21

                                                                    Subsidiaries

1.    WinWin Acquisition Corp., a Delaware corporation.

2.    WinWin Inc., a Nevada corporation.

3. Win Win Consulting (Shanghai) Co. Limited, a corporation organized under the laws of the People's Republic of China

4.    Lucky WinWin Cambodia, Inc., a Cambodian corporation.